EXHIBIT 99.2

ETF Series Solutions
OFFICER’S CERTIFICATE

I, Paul Fearday, am the duly elected and acting Assistant Treasurer of ETF Series Solutions, (the “Trust”) a Delaware corporation; and do hereby certify that the following are full, true and correct copies of certain resolutions adopted by the Board of Trustees of the Trust on March 27, 2012, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:
RESOLVED, that the form, terms and provisions of the Fidelity Bond issued by National Union Fire Insurance Company of Pittsburgh, Pennsylvania with a term of April 23, 2012 12:01 a.m. to 12:01 a.m. April 23, 2013 standard time naming the Trust on behalf of each Fund as the insured party (the “Insured Party”), in substantially the form presented at this meeting, with such changes as the officers of the Trust, with the advice of counsel to the Trust, deem necessary or appropriate, such changes to be conclusively evidenced by the Fidelity Bond as executed by such officers, be and they hereby are, approved by the entire Board and by a separate vote of a majority of the Independent Trustees; and it is

FURTHER RESOLVED, that the amount of the Fidelity Bond as presented at this meeting is reasonable, giving due consideration to all relevant factors including, but not limited to, the value of the actual and projected aggregate assets of the Trust, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in or expected to be in the Trust’s portfolios, and the total amount of coverage and the premiums under the Fidelity Bond as determined by the entire Board of Trustees, and by a separate vote of a majority of the Independent Trustees; and it is

FURTHER RESOLVED, that subject to the terms of the fidelity bond, from time to time the amount of the bond may increase during its term to an amount at least equal to the minimum amount (but not substantially in excess of that amount) set forth in the table contained in paragraph (d) of Rule 17g-1 under the Investment Company Act of 1940, with other terms of the bond remaining substantially the same, and this Board acknowledges that this approval constitutes advance notice of these increases required to be given to this Board; and it is

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized, empowered, and directed to make the filings and give the notices required by Rule 17g-1 under the 1940 Act, and to make any other filings necessary or advisable in connection with the Fidelity Bond and to take all actions deemed necessary or advisable to carry out the intent of the forgoing resolutions.

IN WITNESS WHEREOF, I have hereunto signed my name this 30th day of May 2012.

/s/ Paul Fearday
Paul Fearday
Assistant Treasurer

I, Patrick Rudnick, Treasurer of the Trust, hereby do certify that on this 30th day of May 2012, Paul Fearday is the duly elected Assistant Treasurer of the Trust and that signature above is his genuine signature.

/s/ Patrick Rudnick
Patrick Rudnick
Treasurer